EXHIBIT 10.30

LOCK UP AGREEMENT

This Lock Up Agreement (this “Agreement’) is entered into effective as of February 6, 2002 and is between GlobalSCAPE, Inc. (“GlobalSCAPE”) and certain officers and directors of GlobalSCAPE, Inc. and ATSI Communications, Inc. listed on the signature block to this Agreement (the “Shareholders”).

RECITALS

A.                                   As of December 31, 2001 GlobalSCAPE has 13,022,190 shares of common  stock issued and outstanding (the “Common Stock”), of which 9,433,905 shares are held by ATSI Communications, Inc.  (“ATSI”) and the remaining shares are held by various others, including numerous members of the public.

B.                                     The Shareholders are officers and directors of GlobalSCAPE and of ATSI and collectively own or have the vested right to acquire within the next 180 days  2,187,652 shares of the Common Stock.

C.                                     GlobalSCAPE expects it Common Stock to begin to be quoted on the NASD’s Over-the-Counter Bulletin Board (the “OTCBB”) on or around February 15, 2002.

D.                                    To promote an orderly market in the stock once it begins active trading, GlobalSCAPE and the Shareholders have agreed to the term of this Agreement stated below.

                NOW THEREFORE, each Shareholder agrees as follows:

1.             Lock Up.  Except as permitted in Section 2 below, for a period of 180 days from the first day that shares of GlobalSCAPE, Inc. common stock are first quoted on the OTCBB the Shareholders shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, enter into a transaction which would have the same effect, or enter into swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

2.             Permitted Transfers.  Section 1 shall not apply to:

a)                the pledge by a Shareholder of shares of Common Stock to a financial institution in connection with a bona fide financing transaction, provided that the financial institution is subject to the terms of this Agreement;

b)               transfers of shares of Common Stock to immediate family members or trusts for the benefit of such family members, provided such transferee is subject to the terms of this Agreement;

c)                sales made as part of a “cashless exercise” of an option issued pursuant to the GlobalSCAPE, Inc. 1998 Stock Option Plan or the GlobalSCAPE, Inc. 2000 Stock Option Plan;

d)               transfers which would be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Section 4(2) of the Securities Act if the transferor were the issuer of common stock, provided that the transferee is subject to the terms of this Agreement; or

; provided, however, that no Shareholder may sell shares in a manner not permitted, or in an amount not permitted, by law, including the rules applicable to “affiliates” under SEC Rule 144, despite the availability of a permitted transfer under this Section 2.

3.             Stop Transfer Instructions.  Each Shareholder will agree to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of the securities held by such Shareholder except in compliance with the foregoing restrictions.  Promptly upon execution of this Agreement, each shareholder who holds shares of Common Stock in the name of a brokerage firm or other representative shall cause the shares to be transferred into the name of the Shareholder.

4.             Headings.  Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

5.             Modification.  This Agreement may be modified as to any Shareholder only by a written document that refers specifically to this Agreement and is signed by GlobalSCAPE and that Shareholder.

6.             Governing Law, Jurisdiction, Venue.  This Agreement shall be governed by the laws of the State of Texas.  Sole and exclusive venue for any dispute or disagreement arising under or relating to this agreement shall be in a court sitting in Bexar County, San Antonio, Texas.

7.             Termination of Employment.  This Agreement shall terminate as to any Shareholder who is also an employee if the Shareholder’s employment is terminated without cause.

8.             Severability.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.             Waiver.  No failure to exercise or delay in exercising any right under this Agreement will operate as a waiver of that right, nor will any single or partial exercise of any right or power preclude further exercise of that right or any other right.

10.          Final Agreement.  This Agreement, including exhibits, constitutes the final and complete agreement of the parties with respect to its subject matter, and supercedes any prior agreements, discussions or understandings, written or oral.

11.          Null and Void.  If shares of Common Stock do not begin to be quoted on the OTCBB by March 15, 2002, this Agreement shall be null and void.

12.          Counterparts.  This Agreement may be signed in multiple counterparts, which together will be deemed an original.  This Agreement shall be binding upon any signing Shareholder notwithstanding the failure of any other Shareholder to sign.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the              day of February, 2002

GLOBALSCAPE, INC.

By:
Tim Nicolaou
Chief Executive Officer

/s/ Tim Nicolaou	/s/ H. Doulgas Saathoff
Tim Nicolaou	H. Douglas Saathoff

/s/ Sandra Poole-Christal
Sandra Poole-Christal	Murray Nye

/s/ Brian Christal
Brian Christal	Richard Benkendorf

/s/ Daniel P. McRedmond
Daniel P. McRedmond	Carlos Kauachi

/s/ Arthur L. Smith
Arthur L. Smith	Tomas Revesz